===============================================================================


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            AMPCO-PITTSBURGH CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

[LOGO OF AMPCO PITTSBURGH]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, APRIL 25, 2000

To the Shareholders of
 Ampco-Pittsburgh Corporation

  Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Conference Room, 33rd Floor, 600 Grant Street, Pittsburgh, Pennsylvania, on Tuesday, April 25, 2000 at 10:00 a.m., for the following purposes:

  1. To elect a class of two Directors for a term that expires in 2003.

  2. To act upon a proposal to amend the Ampco-Pittsburgh Corporation 1997 Stock Option Plan to increase the aggregate number of shares with respect to which Awards may be granted under the Plan.

  3. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Shareholders of record on March 7, 2000 are entitled to notice of and to vote at the meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS
                                                          /s/ Rose Hoover
                                                      Rose Hoover, Secretary

Pittsburgh, Pennsylvania
March 15, 2000

  All shareholders are cordially invited to attend the meeting in person. Your vote is important and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card.

[LOGO OF AMPCO PITTSBURGH]

                                PROXY STATEMENT
                                March 15, 2000
                 Annual Meeting of Shareholders April 25, 2000

                            SOLICITATION OF PROXIES

  This Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the "Corporation") to be held on April 25, 2000. The first mailing of the proxy material to the shareholders is expected to be made on March 15, 2000.

  The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies and will pay Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York, a fee of $7,000, plus reimbursement of reasonable out-of-pocket expenses, for aid in the solicitation of proxies.

  Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation or until a duly executed proxy bearing a later date is presented.

                       VOTING SECURITIES AND RECORD DATE

  Only holders of record of Common Stock of the Corporation at the close of business on March 7, 2000, will be entitled to vote at the meeting. On that date, there were 9,602,621 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

                                 REQUIRED VOTE

  Under Pennsylvania law and the Corporation's by-laws, the presence of a quorum is required to transact business at the 2000 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees, and broker-dealer non-votes will be counted for purposes of determining a quorum. Assuming the presence of a quorum, the two nominees for director receiving the highest number of votes will be elected directors.

                             ELECTION OF DIRECTORS

  A class of two Directors will be elected for a term of three years to fill the class of Directors whose term expires in 2000. Both nominees for election to the Board of Directors are currently Directors and were originally elected by the shareholders. Both of the nominees were nominated by the Board of Directors at its February 23, 2000 meeting and are willing to serve as Directors if elected. If at the time of the Annual Meeting either nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

  The Board of Directors has no nominating committee. Under the Corporation's By-laws, a shareholder may make nominations for Directors, but only in the period that is not less than sixty (60) or more than ninety (90) days in advance of the anniversary date of the previous year's annual meeting.

  Proxies in the enclosed form will be voted, unless otherwise directed, for the following nominees:

Nominees for Directors for a Term of Office Expiring in 2003:

William D. Eberle (age 76, Director since 1982). He is a private investor and consultant and is Chairman of Manchester Associates, Ltd. and Showscan Entertainment, Inc. He is also a director of Mitchell Energy & Development Co., America Service Group, and Konover Property Trust.

Robert A. Paul (age 62, Director since 1970). He has been President and Chief Executive Officer of the Corporation since September 20, 1994. For more than five years before 1994, he was President and Chief Operating Officer of the Corporation. He is also an officer and director of The Louis Berkman Company and a director of National City Corporation.

Directors Whose Term of Office Expires in 2002:

Louis Berkman (age 91, Director since 1960). He has been Chairman of the Board of the Corporation since September 20, 1994. He is also Chairman of the Executive Committee of the Corporation and has been for more than five years. He is also President and a director of The Louis Berkman Company (steel products, fabricated metal products, building and industrial supplies).

Carl H. Pforzheimer, III (age 63, Director since 1982). For more than five years he has been Managing Partner of Carl H. Pforzheimer & Co. (member of the New York and American Stock Exchanges). He is also a director of U.S. Trust Corporation.

Directors Whose Term of Office Expires in 2001:

Leonard M. Carroll (age 57, Director since 1996). He has been Managing Director of Seneca Capital Management, Inc. (a private investment company) since June, 1996. For more than five years before 1996, he was President and Chief Operating Officer and a director of Integra Financial Corporation (a bank holding company).

Laurence E. Paul (age 35, Director since 1998). He is a Managing Director of Donaldson, Lufkin & Jenrette (Investment Banker). From 1997 to January 2000 he was a Senior Vice President and from 1995 to 1997 he was a Vice President of that firm.

Ernest G. Siddons (age 66, Director since 1981). He has been Executive Vice President and Chief Operating Officer of the Corporation since September 20, 1994. For more than five years before 1994, he was Senior Vice President Finance and Treasurer of the Corporation. From September 1996 to December 1997, he was President of Union Electric Steel Corporation, a subsidiary of the Corporation.

  The Board of Directors held five meetings in 1999. The Executive Committee of the Board of Directors held one meeting and took action three times by written consent. The Executive Committee is comprised of four Directors: Louis Berkman, Robert A. Paul, Ernest G. Siddons and Leonard M. Carroll. The Salary Committee is comprised of William D. Eberle, Chairman, Louis Berkman, Leonard
M. Carroll and Carl H. Pforzheimer, III. The Salary Committee met twice in 1999. The Stock Option Committee is comprised of William D. Eberle, Leonard M. Carroll and Carl H. Pforzheimer, III. In 1999 all of the Directors attended more than 75% of the applicable meetings. Each Director who is not employed by the Corporation receives an annual retainer of

$6,000 (payable quarterly), $1,000 for each Board meeting attended and $500 for each committee meeting attended. Attendance can be either in person or by telephonic connection. Directors do not receive a fee for either Board or Committee meetings if they do not attend.

  Louis Berkman is the father-in-law of Robert A. Paul and the grandfather of Laurence A. Paul (son of Robert A. Paul). There are no other family relationships among the Directors and Officers.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT INCLUDING
                                   NOMINEES

  As of March 7, 2000, Louis Berkman owned directly 214,888 shares of the Common Stock of the Corporation and had the right to acquire 60,000 shares pursuant to a stock option. As of the same date, The Louis Berkman Company, P.O. Box 576, Steubenville, Ohio, 43952, owned beneficially and of record 2,187,689 shares of the Common Stock of the Corporation. Louis Berkman, an officer and director of The Louis Berkman Company, owns directly 61.94% of its common stock. Robert A. Paul, an officer and director of The Louis Berkman Company, disclaims beneficial ownership of the 38.06% of its common stock owned by his wife. Louis Berkman and Robert A. Paul are trustees of The Louis and Sandra Berkman Foundation and disclaim beneficial ownership of the 1,266 shares of the Corporation's Common Stock held by such Foundation.

  In March, 1998, Gabelli Funds, Inc. and affiliates, Corporate Center, Rye, NY 10580, filed an amendment to its Schedule 13D reporting they owned 1,893,500 shares or 19.77%. In February 2000, Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401 filed a 13G disclosing that as of December 31, 1999 it had sole voting and dispositive power of 819,000 shares or 8.54% (all of which shares are held in portfolios of various investment vehicles).

  The following table sets forth as of March 7, 2000 information concerning the beneficial ownership of the Corporation's Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

       Name of                           Amount and nature of                Percent
   beneficial owner                      beneficial ownership                of class
   ----------------                      --------------------                --------
Louis Berkman                                 2,463,843(1)(2)                  25.7
Robert A. Paul (N)                              117,922(2)(3)                   1.2
Ernest G. Siddons                                51,833(4)                       .5
Robert F. Schultz                                20,200(5)                       .2
Terrence W. Kenny                                12,500(6)                       .1
Carl H. Pforzheimer, III                          2,733(7)                        *
Leonard M. Carroll                                1,000                           *
Laurence E. Paul                                  1,000                           *
William D. Eberle (N)                               200                           *
Directors and Executive Officers
 as a group (11 persons)                      2,674,965(8)                     27.9

--------
(N) Nominee for Director
*less than .1%
(1) Includes 214,888 shares owned directly, 60,000 shares which he has the right to acquire within 60 days pursuant to a stock option, 2,187,689 shares owned by The Louis Berkman Company and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Louis Berkman and Robert A. Paul are Trustees, in which shares Mr. Berkman disclaims beneficial ownership.
(2) The Louis Berkman Company owns beneficially and of record 2,182,989 shares of the Corporation's Common Stock. Louis Berkman is an officer and director of The Louis Berkman Company and owns directly 61.94% of its common shares. Robert A. Paul, an officer and director of The Louis Berkman Company, disclaims beneficial ownership of the 38.06% of its common stock owned by his wife. The number of shares shown in the table for Robert A. Paul does not include any shares held by The Louis Berkman Company.
(3) Includes 42,889 shares owned directly, 60,000 shares which he has the right to acquire within 60 days pursuant to a stock option and the following shares in which he disclaims beneficial ownership: 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Robert A. Paul and Louis Berkman are Trustees.

(4) Includes 1,833 shares owned jointly with his wife and 50,000 shares which he has the right to acquire within 60 days pursuant to a stock option.

(5) Includes 200 shares owned jointly with his wife and 20,000 shares he has the right to acquire within 60 days pursuant to a stock option.

(6) Shares which he has the right to acquire within 60 days pursuant to a stock option.

(7) Includes 1,000 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(8) Includes 207,500 shares which certain officers have the right to acquire within 60 days pursuant to stock options and excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information as to the total remuneration received for the past three years by the four most highly compensated executive officers of the Corporation, including the Chief Executive Officer (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                  Annual Compensation
---------------------------------------------------------------------------------------
            (a)               (b)     (c)        (d)         (g)             (i)
                                                          Securities
                                                          Underlying      All Other
 Name and Principal Position  Year Salary ($) Bonus ($) Options (#)(2) Compensation ($)
 ---------------------------  ---- ---------- --------- -------------- ----------------
Robert A. Paul                1999  353,250    112,500      60,000
 President and Chief          1998  330,500     66,000
 Executive Officer            1997  308,750     94,500
Louis Berkman                 1999  353,250    112,500      60,000
 Chairman of the Board and    1998  330,500     66,000
 Executive Committee          1997  308,750     94,500
Ernest G. Siddons             1999  316,500    100,800      50,000
 Executive Vice President     1998  296,250     59,000                     450,000(1)
 and Chief Operating
 Officer                      1997  276,875     84,750                       7,172(1)
Robert F. Schultz             1999  142,000     20,000      20,000
 Vice President               1998  138,250     14,500
 Industrial Relations         1997  134,500     18,500
 and Senior Counsel
Terrence W. Kenny             1999  110,550     25,000      12,500
 Group Vice                   1998      N/A        N/A
 President                    1997      N/A        N/A

--------
(1) The 1997 amount in column (i) represents the value of the term portion of a split dollar life insurance policy. In 1998, the Salary Committee approved the payment to Mr. Siddons of an amount equal to the cash value of that policy. Mr. Siddons has relinquished all rights to the policy and the split dollar provisions have been terminated.
(2) Options granted on December 15, 1998 but were not exercisable until May
    1999.

  The Corporation's 1997 Stock Option Plan permits the grant of options exercisable for shares of Common Stock to corporate officers and other key employees of the Corporation and its subsidiaries upon such terms, including exercise price and conditions and timing of exercise, as may be determined by the Stock Option Committee. The Stock Option Plan authorizes the grants of awards up to a maximum of 300,000 shares of the Corporation's Common Stock, however, the maximum number of Shares with respect to which stock options may be granted to any one Participant in any fiscal year may not exceed 150,000. During the fiscal year ended December 31, 1999, no options were granted.

  The Corporation has a tax qualified retirement plan (the "Plan") applicable to the Executive Officers, to which the Corporation makes annual contributions, as required, in amounts determined by the Plan's actuaries. The Plan does not have an offset for Social Security and is fully paid for by the Corporation. Under the Plan, employees become fully vested after five years of participation and normal retirement age under the Plan is age 65 but actuarially reduced benefits may be available as early as age 55. The benefit formula is 1.1% of the highest consecutive five year average earnings in the final ten years, times years of service. Federal law requires that 5% owners start receiving a pension no later than April 1 following the calendar year in which the age 70 1/2 is reached. Louis Berkman is currently receiving $5,577 a month pursuant to the Plan. As an active employee, Mr. Berkman continues to receive credit for additional service rendered after age 70 1/2.

  The Corporation adopted a Supplemental Executive Retirement Plan (SERP) in 1988, amended and restated in 1996, for all officers listed in the compensation table, except Louis Berkman and Terrence W. Kenny, and certain key employees, covering retirement after completion of ten years of service and attainment of age 55. The combined retirement benefit at age 65 provided by the Plan and the SERP is 50% of the highest consecutive five year average earnings in the final ten years of service. The participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant, who has had at least five years of service, commencing on the later of the month following the participant's death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below under Termination of Employment and Change of Control Arrangement.

  The following shows the estimated annual pension under the Plan and SERP, if applicable, that would be payable, without offset, to the individuals named in the compensation table assuming continued employment to retirement at age 65, but no change in the level of compensation shown in such table:

       Louis Berkman                                                     (1)
       Robert A. Paul                                              $232,875
       Ernest G. Siddons                                           $194,287(2)
       Robert F. Schultz                                           $ 81,000
       Terrence W. Kenny                                           $ 54,083

--------
(1) Mr. Berkman is currently receiving a pension pursuant to the Plan as described above.
(2) Assumes employment until end of year.

Termination of Employment and Change of Control Arrangements

  Mr. Berkman, Mr. Paul and Mr. Siddons have two year contracts (which automatically renew for one year periods unless the Corporation chooses not to extend) providing for compensation equal to five times their annual compensation (with a provision to gross up to cover the cost of any federal excise tax on the benefits) in the event their employment is terminated (including a voluntary departure for good cause) and the right to equivalent office space and secretarial help for a period of one year after a change in control. Mr. Schultz and a certain key employee have two year contracts providing for three times their annual compensation in the event their employment is terminated after a change in control (including a voluntary departure for good cause). In addition, Mr. Kenny and the two remaining Vice Presidents have two year contracts providing for two times their annual compensation in the event their employment is terminated after a change in control (including a voluntary departure for good cause). All of the contracts provide for the continuation of employee benefits, for three years for the three senior executives and two years for the others, and the right to purchase the leased car used by the covered individual at the Corporation's then book value. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP if applicable.

Salary Committee Interlocks and Insider Participation in Compensation
Decisions

  A Salary Committee is appointed each year by the Board of Directors. Committee members abstain from voting on matters which involve their own compensation arrangements. The Salary Committee for the year 1999 was comprised of four Directors: William D. Eberle, Chairman, Louis Berkman, Leonard M. Carroll and Carl H. Pforzheimer, III.

  Louis Berkman is Chairman of the Board of Directors and Chairman of the Executive Committee. He is also the President and a director of The Louis Berkman Company. The Corporation's President and Chief Executive Officer, Robert A. Paul, is also an officer and director of The Louis Berkman Company.

  The Louis Berkman Company had certain transactions with the Corporation, which are more fully described under "Certain Relationships and Related Transactions."

Salary Committee Report on Executive Compensation

  The Salary Committee approves salaries for executive officers within a range from $150,000 up to $200,000 and increases in the salary of any executive officers which would result in such officer earning a salary within such range. Salaries of $200,000 per year and above must be approved by the Board of Directors after a recommendation by the Salary Committee. Salaries for executive officers below the level of $150,000 are set by the Chairman, President and Executive Vice President of the Corporation.

  The compensation of the Chief Executive Officer of the Corporation, as well as the other applicable executive officers, is based on an analysis conducted by the Salary Committee. The Committee does not specifically link remuneration solely to quantitative measures of performance because of the cyclical nature of the industries and markets served by the Corporation. In setting compensation, the Committee also considers various qualitative factors, including competitive compensation arrangements of other companies within relevant industries, individual contributions, leadership ability and an executive officer's overall performance. In this way, it is believed that the Corporation will attract and retain quality management, thereby benefiting the long-term interest of shareholders.

  In 1999, the Salary Committee reviewed and approved salary increases and had previously approved an incentive program for 1999 covering Louis Berkman, Robert A. Paul and Ernest G. Siddons ("participants"). Incentive payments were to be determined by formula, based exclusively on the Corporation's 1999 income from operations performance as compared to the Corporation's business plan. These payments were to be limited to 30% of base salary of participants. In 1999, the participants earned incentives of $112,500, $112,500 and $100,800, respectively.

  This report of the Salary Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this report and the information contained herein by reference, and shall not otherwise be deemed filed under such Acts.

                         Louis Berkman
                         Leonard M. Carroll
                         William D. Eberle
                         Carl H. Pforzheimer, III

                      Comparative Five-Year Total Returns*
    Ampco-Pittsburgh Corporation, Standard & Poors 500 and Value Line Steel
                               (Integrated) Index
                     (Performance results through 12/31/99)


                              [GRAPH APPEARS HERE]

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG AMPCO PITTSBURGH CORPORATION S&P 500 INDEX
                          AND STEEL INTEGRATED INDEX

                             AMPCO                                   Steel
Measurement period           Pittsburgh          S&P 500             Integrated
(Fiscal year Covered)        Corporation         Index               Index
---------------------        -----------         -------             ----------
-
Measurement PT -
12/31/94                     $100                $100                $100
FYE 12/31/95                 $110.04             $137.50             $ 95.50
FYE 12/31/96                 $124.48             $169.47             $ 99.26
FYE 12/31/97                 $208.04             $226.03             $105.13
FYE 12/31/98                 $118.35             $290.22             $ 99.51
FYE 12/31/99                 $113.89             $349.08             $222.64

Assumes $100 invested at the close of trading on the last trading day preceding January 1, 1995 in Ampco-Pittsburgh common stock, S&P 500, and Peer Group. *Cumulative total return assumes reinvestment of dividends.

  In the above graph, the Corporation has used Value Line's Steel (Integrated) Industry for its peer comparison. The diversity of products produced by subsidiaries of the Corporation made it difficult to match to any one product-based peer group. The Steel Industry was chosen because it is impacted by some of the same end markets that the Corporation ultimately serves, such as the automotive, appliance and construction industries.

  Historical stock price performance shown on the above graph is not necessarily indicative of future price performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1999, the Corporation bought industrial supplies from The Louis Berkman Company in transactions in the ordinary course of business amounting to approximately $1,600,000. Additionally, The Louis Berkman Company paid the Corporation $170,000 for certain administrative services. Louis Berkman and Robert A. Paul are officers and directors, and Louis Berkman is a shareholder, in that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will take place in 2000.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  On February 23, 2000, the Board of Directors, upon recommendation of the Audit Committee, selected Deloitte & Touche LLP ("D&T") as the independent accountants for the year 2000.

  Representatives of D&T will be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

  The Audit Committee held four meetings in 1999 and was comprised of three
Directors: Carl H. Pforzheimer, III (Chairman), William D. Eberle and Leonard
M. Carroll. None of the Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation's accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants.

              APPROVAL OF AMENDMENT TO THE 1997 STOCK OPTION PLAN

  The Ampco-Pittsburgh Corporation Stock Option Plan (the "Plan") was adopted by the shareholders in April 1997. In February 2000, the Board of Directors of the Corporation adopted, subject to shareholder approval, an amendment to the Plan to increase the aggregate number of shares with respect to which Awards may be granted from 300,000 to 600,000. A summary of the Plan is contained in Exhibit A to this Proxy Statement and is incorporated by reference in this section. A copy of the proposed amendment to the Plan is attached hereto as Exhibit B.

  The Board of Directors recommends that shareholders vote FOR approval of the adoption of the amendment to the 1997 Stock Option Plan.

                        SHAREHOLDER PROPOSALS FOR 2001

  Any shareholder who wishes to place a proposal before the next Annual Meeting of Shareholders must submit the proposal to the Corporation's Secretary, at its executive offices, not less than 120 calendar days in advance of the anniversary date of the release of this proxy statement to have it considered for inclusion in the proxy statement for the Annual Meeting in 2001.

                                 OTHER MATTERS

  The Board of Directors does not know of any other business that will be presented for action at the Meeting. Should any other matter come before the Meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

                                                                      Exhibit A

                  Summary of the Ampco-Pittsburgh Corporation
                            1997 Stock Option Plan

Purposes:

  The purposes of the Stock Option Plan are to promote the interests of the Corporation and its shareholders by (i) attracting and retaining exceptional officers and other key employees of the Corporation and its subsidiaries and
(ii) enabling such individuals to participate in the long-term growth and financial success of the Corporation.

Administration/Eligible Participants:

  The Stock Option Plan is administered by a Stock Option Committee of the Board of Directors, or such other committee of the Board of Directors as may be designated by the Board of Directors to administer the Stock Option Plan (the "Committee").

  Any officer or other key employee of the Corporation or any of its subsidiaries shall be eligible to be designated a participant under the Stock Option Plan (each a "Participant"). The Committee has the sole and complete authority to determine the Participants to whom awards shall be granted under the Stock Option Plan.

Number of Shares Authorized Under the Stock Option Plan:

  The Stock Option Plan authorizes the grant of awards to Participants with respect to a maximum of 300,000 shares of the Corporation's common stock ("Shares"). The proposed amendment will increase the maximum number to 600,000 Shares. These awards may be made in the form of (i) nonqualified stock options or (ii) stock options intended to qualify as incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended; provided that the maximum number of Shares with respect to which stock options may be granted to any Participant in the Stock Option Plan in any fiscal year may not exceed 150,000. If any Shares covered by an award granted under the Stock Option Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the Shares covered by such award shall again be, or shall become, Shares with respect to which awards may be granted under the Stock Option Plan.


Substitute Awards

  Awards may be made under the Stock Option Plan in assumption of, or in substitution for, outstanding awards previously granted by the Corporation or its affiliates or a company acquired by the Corporation or with which the Corporation combines. The number of shares underlying any such assumed or substitute awards shall be counted against the aggregate number of Shares which are available for grant under awards made under the Stock Option Plan.

Terms and Conditions of Awards Under the Stock Option Plan

  Non-qualified and incentive stock options granted under the Stock Option Plan shall be subject to such terms, including exercise price and conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement or thereafter; provided that stock options that are intended to qualify as incentive stock options will be subject to terms and conditions that comply with such rules as may be prescribed by section 422 of the Code. Payment in respect of the exercise of an option granted under the Stock Option Plan may be made in cash, or its equivalent, or (i) by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months) or (ii) subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver promptly to the Corporation an amount equal to the aggregate exercise price, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of such Shares so tendered to the Corporation as of the date of such tender is at least equal to the aggregate exercise price of the option. No Award shall be granted under the Plan after December 21, 2007.

Adjustments

  In the event that the Committee determines that any corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Option Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares or other securities of the Corporation (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of Shares or other securities of the Corporation (or number and kind of other securities or property) subject to outstanding awards, and (iii) the exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award.

Transferability

  Each award, and each right under any award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative.

  Except as otherwise provided in an applicable award agreement, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Corporation or any affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

Change of Control

  In the event of a change of control (as defined in the Stock Option Plan), any outstanding awards then held by Participants which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such change of control.

Amendment to Stock Option Plan

  The Board may amend, alter, suspend, discontinue or terminate the Stock Option Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan and provided further than any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any holder or beneficiary of an award theretofore granted shall not to that extent be effective without the consent of the affected person.

Federal Income Tax Consequences Relating to Stock Options

  The following summary of the Federal income tax consequences of the grant and exercise of nonqualified and incentive stock options awarded under the Stock Option Plan, and the disposition of Shares purchased pursuant to the exercise of such stock options, is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

  No income will be realized by an optionee upon grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread will be deductible by the Corporation for federal income tax purposes subject to the possible limitations on deductibility under sections 280G and 162(m) of the Code of compensation paid to executives designated in those sections. The optionee's tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the nonqualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option.

  Pursuant to currently applicable rules under Section 16(b) of the Exchange Act of 1934, as amended ("Exchange Act"), the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. If an option is exercised by a
Section 16 Person within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to section 83(b) of the Code to be taxed on the date of exercise. Pursuant to a recent amendment to the rules under Section 16(b) of the Exchange Act, the six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Corporation's board of directors (or a committee composed solely of two or more non-employee directors) or (ii) approved in advance by the Corporation's shareholders, or subsequently ratified by the Corporation's shareholders no later than the next annual meeting of shareholders. If the conditions described in clauses (i) or (ii) above are satisfied with respect to awards made under the Stock Option Plan, the taxable event for the exercise of an option that satisfies such conditions will be the date of exercise.

  The payment by an optionee of the exercise price, in full or in part, with previously acquired Shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired Shares to the Corporation, and Shares received by the optionee, equal in number to the previously surrendered Shares, will have the same tax basis as the Shares surrendered to the Corporation and will have a holding period that includes the holding period of the Shares surrendered. The value of Shares received by the optionee in excess of the number of Shares surrendered to the Corporation will be taxable to the optionee. Such additional Shares will have a tax basis equal to the fair market value of such additional Shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

  The Code requires that, for incentive stock option treatment, Shares acquired through exercise of an incentive stock option cannot be disposed of before two years from the date of grant and one year from the date of exercise. Incentive stock option holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the Spread will be an "item of tax preference", which may give rise to "alternative minimum tax" liability at the time of exercise. If the optionee does not dispose of the Shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the Shares will constitute long-term capital gain or loss, as the case may be. Assuming both the holding periods are satisfied, no deduction will be allowable to the Corporation for federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of such Shares, the optionee will generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by the Corporation for federal income tax purposes, subject to the possible limitations on deductibility under sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections.

                                                                      Exhibit B

                               Amendment to the
                         Ampco-Pittsburgh Corporation
                            1997 Stock Option Plan

  The first sentence of 4(a) of the Ampco-Pittsburgh Corporation 1997 Stock Option Plan shall be amended to read in its entirety as follows:

  Subject to adjustment as provided in Section 4(b), the aggregate number of shares with respect to which Awards may be granted under the Plan shall be 600,000; and the maximum number of Shares with respect to which Options may be granted to any Participant in any fiscal year shall be 150,000.

                          [LOGO OF AMPCO PITTSBURGH]


-- PROXY --                                                          -- PROXY --


          This Proxy is Solicited on Behalf of the Board of Directors

     THE UNDERSIGNED hereby appoints Louis Berkman, Robert A. Paul and Ernest G. Siddons as proxies with full power of substitution, to vote as specified below the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held in The Conference Room, 33rd Floor, 600 Grant Street, Pittsburgh, PA, on Tuesday, April 25, 2000, at 10:00 a.m., and any adjournments thereof and to vote in their discretion on such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY) AND FOR THE PROPOSAL IN ITEM 2.

     PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.


                           * FOLD AND DETACH HERE *

                                                              Please mark [ X ]
                                                              your votes as
                                                              indicated in
                                                              this example

1. ELECTION OF DIRECTORS


FOR             WITHHOLD       (Instruction: To withhold authority to vote for
(except as      authority      any individual nominee, write that nominee's
directed)       to vote for    name on the line below the names of the nominees
                               for Directors.)
[   ]           [   ]
                               The election of Robert A. Paul and William D.
                               Eberle for a term expiring in 2003.


                               -------------------------------------------------

2. A proposal to approve an amendment to the Ampco-Pittsburgh Corporation 1997 Stock Option Plan to increase the maximum number of shares with respect to which Awards may be granted from 300,000 to 600,000 Shares.

             FOR            AGAINST            ABSTAIN
            [   ]            [   ]              [   ]


                                        All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

                                         PLEASE DO NOT FOLD, STAPLE OR DAMAGE.


Signature(s) ____________________________________________


Signature(s) ____________________________________________


Date ____________________________________________________
NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts, each owner must sign.


                           * FOLD AND DETACH HERE *